EXHIBIT 5.1

Citigroup Inc. 388 Greenwich Street, 17th Floor New York, New York 10013

June 26, 2025

Citibank, N.A.

388 Greenwich Street

New York, NY 10013

Ladies and Gentlemen:

I am a Director and Senior Counsel – SEC Disclosure and Corporate Securities Issuance Legal of Citigroup Inc., and, in such capacity, I have acted as counsel to Citibank, N.A. in connection with the issuance and sale of $1,250,000,000 aggregate principal amount of Citiseries 4.30% Class 2025-A1 Notes of June 2028 (Legal Maturity Date June 2030) (the “Notes”) by Citibank Credit Card Issuance Trust (the “Issuance Trust”). The Notes will be issued pursuant to the Second Amended and Restated Indenture dated as of September 26, 2000, as amended and restated as of August 9, 2011, and as further amended and restated as of November 10, 2016, between the Issuance Trust and Deutsche Bank Trust Company Americas, as Trustee and an Issuer Certificate, dated as of June 26, 2025, relating to the Notes (the “Terms Document” and together, the “Indenture”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in or pursuant to the Indenture.

I have examined and relied upon the following: signed copies of the Indenture and the Registration Statement on Form SF-3 (Registration No. 333-283962), as amended (the “Registration Statement”), for the registration of the Collateral Certificate and the Notes under the Securities Act of 1933, as amended (the “Act”); the prospectus dated June 18, 2025, relating to the Notes (the “Prospectus”); a specimen of the Notes, and originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of Citibank, N.A. and the Issuance Trust, and such other certificates or documents as I have deemed appropriate as a basis for the opinion expressed below. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, I am of the opinion that when the Notes have been duly executed, authenticated and delivered in accordance with the terms of the Indenture, and issued and sold in the manner described in the Prospectus, the Notes will be legally issued, fully paid, non-assessable and binding obligations of the Issuance Trust, and the holders of the Notes will be entitled to the benefits of the Indenture.

Citibank, N.A

Citiseries Class 2025-A1

June 26, 2025

The foregoing opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

My opinion is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading “Legal Matters”. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Christopher R. Becker

Christopher R. Becker
Director and Senior Counsel –
SEC Disclosure and Corporate Securities
Issuance Legal of Citigroup Inc.